Exhibit 99.1

GREENPRO CAPITAL CORP. Announces Private Placement of $1.0 Million

On August 20, 2015, Greenpro Capital Corp. (the “ Company”) completed the issuance and sale of an aggregate of 625,000 shares at a price of $0.80 per share with each share consisting of one share of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) in a private placement to ZONG YI HOLDING CO., LTD (the “Zong Yi”). pursuant to a Subscription Agreement dated as of August 20, 2015 between the Company and Zong Yi. The $500,000 in proceeds went directly to the Company.

On August 21, 2015, the Company completed the issuance and sale of an aggregate of 500,000 shares at a price of $1.00 per share with each share consisting of one share of the Company’s common stock, par value $0.0001 per share in a private placement to Mr. Thanawat Lertwattanarak and Ms. Srirat Chuchottaworn (the “Investors”) pursuant to a Subscription Agreement dated as of August 21, 2015 between the Company and each Investor. Each investor purchased 250,000 shares and the total proceeds to the Company amounted to $500,000.

GRNQ's Chief Executive Officer Lee Chong Kuang said “Our expansion plan is about to begin and this capital raise fully funds our planned project in 2015. We will develop venture capital center in Hong Kong as well as focus on internal advancement. In the future, we want to expand our revenue stream in different areas.”

The terms of the transaction are more fully described by Greenpro Capital Corp. in a current report on Form 8-K to be filed with the United States Securities and Exchange Commission.

About Greenpro Capital Corp. (GRNQ)

GREENPRO CAPITIAL CORP. (f.k.a. GREENPRO INC) (OTCQB: GRNQ) provides financial services to companies located in Asia and Southeast Asia, including high value professional services such as Corporate Strategic Planning, Corporate Value Capitalization, Cross Border Listing, and Venture Capital. It also operates and provides solution services varying from cloud system solution, financial consulting services and corporate accounting services. GreenPro seeks to capitalize on its client’s products/services values, and market values. Learn more at: http://www.greenprocapital.com ..

Forward-Looking Statements

This release contains forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. In some cases, you can identify forward looking statements by terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “would” and similar expressions intended to identify forward-looking statements. Forward-looking statements reflect our current views with respect to future events and are based on assumptions and are subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on forward-looking statements. Also, forward-looking statements represent our estimates and assumptions only as of the date of this release. In evaluating such statements, prospective investors should review carefully various risks and uncertainties identified in this release and matters set forth in the Company's SEC filings. Except as required by law, we assume no obligation to update any forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in any forward-looking statements, even if new information becomes available in the future.

For Investor Relations:

Greenpro Capital Corp.

Suite 2201, 22/F., Malaysia Building 50 Gloucester Road, Wanchai, Hong Kong

Attention: Mr. Gilbert Loke
Chief Financial Officer
Telephone: +852  3111 7718

ir@greenprocapital.com

www.greenprocapital.com